EXHIBIT 11

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings Per Common Share
Quarters Ended March 28, 2004 and March 30, 2003

(Thousands of Dollars and Shares Except Per Share Data)

	2004		2003
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------

Net earnings	$ 6,532	6,532	1,189	1,189

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	(1,700)	-	-
	------------	------------	------------	------------

Adjusted net earnings	$ 6,532	4,832	1,189	1,189
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Weighted average number of shares
outstanding:
Outstanding at beginning of period	175,479	175,479	172,805	172,805
Exercise of stock options and warrants:
Actual exercise of options	263	263	113	113
Assumed exercise of options and warrants	-	3,205	-	5,771
Liabilities potentially settleable in
common stock	-	5,006	-	-
	------------	------------	------------	------------
Total	175,742	183,953	172,918	178,689
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Per common share:
Net earnings	$ 0.04	0.03	0.01	0.01
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